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                                                                    Exhibit 99.1


[LOGO]  OHIO DEPARTMENT OF COMMERCE
        DIVISION OF FINANCIAL INSTITUTIONS
        77 South High Street, 21st FLOOR, Columbus, OH 43215-6120
        Telephone: (614)728-8400 * Fax: (614) 644-1631


[LOGO]  OFFICE OF THRIFT SUPERVISION
        DEPARTMENT OF THE TREASURY
        One South Wacker Drive, Suite 2000, Chicago, IL 60606
        Telephone: (312) 917-5000 * Fax: (312) 917-5001



                                December 21,2001




Mr. Kenneth Kohler
President and Chief Operating Officer
Metropolitan Bank and Trust
22901 Mill Creek Boulevard
Highland Hills, Ohio 44122

Dear Mr. Kohler:

Your letter of December 4, 2001, presents changes to the Capital Improvement and Risk Reduction Plan (Plan) that, under Section (1)D. of the July 26, 2001 Supervisory Agreement (Agreement) between Metropolitan Bank and Trust Company and the OTS and the Ohio Division of Financial Institutions (ODFI), require the nonobjection of the OTS Regional Director and the Superintendent of the ODFI.

At this time, we have not received a Plan from Metropolitan that is reflective of its current capital planning, and as a result there is no Plan in effect. However, pursuant to Section 14 of the Agreement, the Regional Director and the Superintendent may extend the time limitations of the Agreement. Since the requested changes all involve time extensions, we will address your request under Section 14.

Accordingly, the deadline for submitting the Plan provided for in Section (1) A. of the Agreement shall be extended to December 28, 2001. Further, the timeframes for increasing core and risk based capital to a level in excess of "well capitalized" as defined in 12 C.F.R. Sec 565.4(b)(1) (Section (1) A. (i) of the Agreement) and reducing the investment in artwork by $1.3 million (Section (1)
A. (v)) is extended to March 31, 2002.

We note that Section (1) A. (iv) of the Agreement requires a reduction in fixed assets (other than artwork) to no more than 25.0 percent of core capital by December 31, 2002. We recognize that your capital plan and budget to date had provided for the sale of seven branches by December 31, 2001 in furtherance of this requirement. We acknowledge that your revised Plan will provide for the sale of these branches by March 31, 2002.

If you should have questions please contact Neil G. Danziger for the ODFI at
(614) 466-7436 or Alan S. Esterman for the OTS at (312) 917-5074.




Sincerely,


/s/ Neil G. Danziger                              /s/ Daniel T. McKee
Neil G. Danziger                                  Daniel T. McKee
Deputy Superintendent for Savings and Loans       Acting Regional Director
Division of Financial Institutions                Office of Thrift Supervision